Exhibit 23.1

Deloitte & Touche LLP
3900 U .S. Bancorp Tower
111 S.W. Fifth Ave.
Portland, OR 97204-3642 USA
Tel: +1 503 222 1341
Fax: +1 503 224 2172
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2016, relating to the consolidated financial statements of Portland General Electric Company and subsidiaries, and the effectiveness of Portland General Electric Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

November 14, 2016